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                                                                    Exhibit 16.2

                       [LETTERHEAD OF DELOITTE & TOUCHE]



February 19, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street N.W.
Washington, D.C. 20549
U.S.A.

Dear Sirs/Madams,

Re:  RICA FOODS, INC.

We have read the comments in Item 4 of Form 8-K/A (Amendment No. 1) filed by Rica Foods, Inc. (the "Company") dated February 12, 2003.

On February 13, 2003 we wrote to you commenting on Item 4 of Form 8-K, which had been filed by the Company dated January 30, 2003. Our letter was filed by the Company in Form 8-K/A (Amendment No. 2) dated February 14, 2003.

We reiterate our comments of February 13, 2003 with the addition of the following:

..    The dates in the first, fifth, and fifty-first paragraphs have been properly amended in the Form 8-K/A.

..    With regard to the fifty-third paragraph and for purposes of clarity, we were appointed auditors of the Company on August 2, 2002 by the Board of Directors of Rica Foods, Inc. Deloitte & Touche did not provide any audit services to the Company nor were we consulted by the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure at any time during the period from October 1, 2000 to that date.

Yours faithfully,



/s/ Oscar Castro M.

Oscar Castro M.
Partner